                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106476



                AMERICAN BUSINESS FINANCIAL SERVICES, INC. NOTES
           ---------------------------------------------------------
               (Investment Notes and Uninsured Money Market Notes)


                                 RATE SUPPLEMENT
                      Prospectus Supplement dated 08/06/04

                                                                Special Rates
                                                              for New Investors!

               Term                   Rate               Annual Yield*
               ----                   ----               -------------
             3-5 mos.                 8.00%                 8.32%
              4 MOS.                 10.44%                11.00%
            21 WEEKS***              10.75%                11.34%
             6-11 mos.                9.00%                 9.41%
            12-17 MOS.               11.75%                12.46%
            18-29 mos.               10.00%                10.51%
            30-120 mos.               8.00%                 8.32%
             Uninsured
                                      4.88%                 5.00%
        Money Market Note**




                          Minimum Investment is $1,000

        FOR INVESTMENTS OF $100,000 OR MORE, PLEASE CONTACT US FOR RATES.


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated August 4, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Annual Yield assumes all interest reinvested daily for 1 year. For terms less than 1 year: Annual Yield provided for comparison purposes; actual yield to maturity will be less.

These rates are available from August 8, 2004 through August 16, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

***Limited to the first $5,000,000 received.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated August 4, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   INVESTMENT NOTES AND UNINSURED MONEY MARKET NOTES REPRESENT OBLIGATIONS OF ABFS AND ARE NOT CERTIFICATES OF DEPOSIT OR INSURED OR GUARANTEED BY THE FDIC
                        OR ANY OTHER GOVERNMENTAL AGENCY.




                                    ABFS(SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                               WWW.ABFSONLINE.COM
                       FOR INFORMATION CALL 1-800-776-4001

                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106476


                AMERICAN BUSINESS FINANCIAL SERVICES, INC. NOTES
          ------------------------------------------------------------
               (Investment Notes and Uninsured Money Market Notes)

                                 RATE SUPPLEMENT
                      Prospectus Supplement dated 08/06/04

       Term                            Rate                Annual Yield*
       ----                            ----                -------------
      3-5 mos.                         7.70%                    8.00%
      4 MOS.                          10.44%                   11.00%
      21 WEEKS                        10.75%                   11.34%
      6-11 mos.                        8.62%                    9.00%
      12-17 MOS.                      11.75%                   12.46%
      18-29 mos.                       9.00%                    9.41%
      30-120 mos.                      8.00%                    8.32%
        Uninsured
      Money Market Note**              4.88%                    5.00%

                          Minimum Investment is $1,000

        FOR INVESTMENTS OF $100,000 OR MORE, PLEASE CONTACT US FOR RATES.


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated August 4, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Annual Yield assumes all interest reinvested daily for 1 year. For terms less than 1 year: Annual Yield provided for comparison purposes; actual yield to maturity will be less.

These rates are available from August 8, 2004 through August 16, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

***Limited to the first $5,000,000 received.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated August 4, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   INVESTMENT NOTES AND UNINSURED MONEY MARKET NOTES REPRESENT OBLIGATIONS OF ABFS AND ARE NOT CERTIFICATES OF DEPOSIT OR INSURED OR GUARANTEED BY THE FDIC
                        OR ANY OTHER GOVERNMENTAL AGENCY.


                                    ABFS(SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                               WWW.ABFSONLINE.COM
                       FOR INFORMATION CALL 1-800-776-4001